UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 18, 2020

Immunovant, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-38906	83-2771572
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

320 West 37th Street New York, NY		10018
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (917) 580-3099

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.0001 par value per share	IMVT	The Nasdaq Stock Market LLC
Warrants to receive one half of one share of Common Stock	IMVTW	The Nasdaq Stock Market LLC
Units, each consisting of one share of Common Stock and one Warrant to receive one half of one share of Common Stock	IMVTU	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☒

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Resignation of Director

On February 18, 2020, Myrtle S. Potter resigned from the board of directors (the “Board”) of Immunovant, Inc. (“Immunovant”), all committees of the Board on which she then served, and the board of directors of Immunovant Sciences Ltd., a wholly-owned subsidiary of Immunovant. Ms. Potter’s decision to resign was not as a result of any disagreement with us on any matter relating to our operations, policies or practices.

In recognition of Ms. Potter’s service to Immunovant, 68,809 unvested options to purchase shares of Immunovant’s common stock, or 50% of the initial option grant awarded to Ms. Potter, fully vested upon her resignation, which amount is equal to the number of shares that would have vested pursuant to the terms of such option had Ms. Potter’s service continued through the two-year anniversary of the grant date.

Appointment of Director

On February 18, 2020, Roivant Sciences Ltd., the sole holder of shares of our Series A preferred stock, pursuant to Article IV.D Section 2(d) of our Amended and Restated Certificate of Incorporation, elected Eric Venker, M.D., Pharm.D. to the Board to fill the vacancy created by resignation of Ms. Potter. Following his election, the Board appointed Dr. Venker to serve as a member of the Nominating and Corporate Governance Committee of the Board.

There is no arrangement or understanding between Dr. Venker and any other person pursuant to which he was selected as a director, and there is no family relationship between Dr. Venker and any of our other directors or executive officers. Dr. Venker is not a party to any current or proposed transaction with us for which disclosure is required under Item 404(a) of Regulation S-K.

Dr. Venker, age 33, has served as Chief Operating Officer of Roivant Sciences, Inc., or RSI, a wholly owned subsidiary of Roivant Sciences Ltd., since November 2018. From October 2017 to October 2018, he served as Chief of Staff to RSI’s Chief Executive Officer, and from 2014 to 2015 as an Analyst at RSI. From 2015 to 2017, Dr. Venker was a physician at New York Presbyterian Hospital/Columbia University Medical Center, where he trained in internal medicine, and also served as Chair of the Housestaff Quality Council leading operational initiatives to improve efficiencies. From 2011 to 2015, Dr. Venker was a Clinical Pharmacist at Yale-New Haven Hospital. Dr. Venker also serves on the boards of directors of Arbutus Biopharma Corporation and Axovant Gene Therapies Ltd. He received his Pharm.D. from St. Louis College of Pharmacy and his M.D. from Yale School of Medicine. We believe that Dr. Venker’s medical background and experience in the biopharmaceutical industry qualify him to serve on the Board.

We do not currently expect to compensate Dr. Venker for his service on the Board or committees thereof, other than for reimbursement of out of pocket expenses incurred in the course of his service.

We expect to enter into our standard indemnification agreement for directors with Dr. Venker, the form of which was previously filed as Exhibit 10.5 to our Current Report on Form 8-K (File No. 001-38906), filed with the Securities and Exchange Commission on December 20, 2019.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 19, 2020	IMMUNOVANT, INC.

	By:	/s/ Peter Salzmann, M.D.
Peter Salzmann, M.D.
Chief Executive Officer